Exhibit 99.1

Media:  Chris Tofalli

Broadgate Consultants, Inc.

212-232-2226

Investors:  Scott Wenhold

Graphic Packaging Corporation

770-644-3062

Graphic Packaging Corporation Reports Third Quarter 2005 Results

MARIETTA, Ga., November 2, 2005.  Graphic Packaging Corporation (NYSE: GPK) today reported net income for third quarter 2005 of $0.6 million, or $0.00 per diluted share, based upon 202.4 million shares.  Results for the quarter compare to third quarter 2004 net income of $0.7 million, or $0.00 per diluted share, based upon 203.1 million shares.

Third quarter results were impacted by lower revenue and continued inflation for key production inputs and services.  These higher costs were partially offset by price recovery on board and carton business, productivity improvements and ongoing cost cutting initiatives.

“The third quarter was negatively impacted by higher input costs, particularly for energy, chemicals, fiber and freight,” said Stephen M. Humphrey, President and Chief Executive Officer.  “We are, however, partially recovering increased board and resin costs through some contractual price pass throughs in folding carton.  In addition, in September we announced new price increases and fuel surcharges for both our coated board and containerboard, which took effect in early October.”

“Our longer term strategy of promoting growth through product innovation progressed during the quarter as our patented Fridge Vendor® carton continued its push into the fast growing non-carbonated beverage market.  Specifically, the first Fridge Vendor for fruit beverages was introduced in the third quarter as Izze, one of the fastest growing companies in this market, rolled out three of their fruit juice flavors packaged in the patented carton.  Coca Cola launched its 12oz. PET Dasani® flavored waters in an 8-pack Fridge Vendor carton, and Gatorade drafted the Fridge Vendor as its new player for marketing its 12 Pack “All Stars”® line of Thirst Quenchers.

Internationally, Graphic Packaging has been assisting Kirin Beverage in test marketing the Fridge Vendor for their canned coffee product.  In Japan, canned coffee outsells Coca Cola and makes up the largest portion of soft drinks.”

Net sales decreased 1.9% to $605.4 million for third quarter 2005, compared to third quarter 2004 net sales of $617.2 million.  Attached is supplemental data showing net sales and net tons sold for the first three quarters of 2005 and the four quarters of 2004.  When comparing against the prior year quarter, net sales in the third quarter of 2005 were impacted by:

•                  A 3.8% decline in beverage carton sales within North America.  The reduction is attributable to lower pricing and soft market demand, particularly for beer cartons;

•                  A decline in international sales, primarily a result of lower volumes in food and consumer products markets;

•                  Lower domestic open market roll-stock sales and containerboard sales. A portion of these reductions is due to utilizing more roll stock internally, and producing coated board in place of containerboard tons.

These items were partially offset by a 6.1% increase in food and consumer carton sales to North America.  The increase was a result of both higher volumes and increased pricing.

Income from operations for third quarter 2005 was $44.1 million, compared to third quarter 2004 income from operations of $47.0 million.  When comparing to the prior year third quarter, inflation had a significant negative impact on results including:

•                  Increased fiber, board and corrugated costs of $5.5 million;

•                  Increased chemical, coating and resin costs of $5.3 million;

•                  Increased energy costs of $4.8 million;

•                  Increased freight costs of $3.0 million; and

•                  Increased labor and benefit costs of $1.4 million.

Income from operations was also impacted by:

•                  A $9.2 million reduction in operating costs as a result of ongoing continuous improvement programs and continued return from our manufacturing initiatives;

•                  Depreciation and amortization expense for the quarter of $48.6 million compared to $58.8 million in third quarter 2004.  The decrease was a result of:

o                 Lower depreciation due to the accelerated write-off of assets recorded in the prior year third quarter related to the Clinton, MS plant closure.

o                 Lower amortization of intangibles related to the August 2003 merger between Riverwood Holding, Inc. and Graphic Packaging International Corporation.

Net interest expense was $39.1 million for third quarter 2005, as compared to net interest expense of $38.4 million for third quarter 2004.  The increase was a result of higher interest rates. Total debt decreased by $19.0 million during the third quarter to $2,040.1 million.  Total debt was $85.8 million lower than the third quarter 2004 debt balance of $2,125.9 million.  Cash flow available to pay debt during third quarter 2005 was impacted by $14.8 million of cash contributions made to fund the Company’s U.S. defined benefit pension plans.

The Company incurred $4.8 million of income tax expense in third quarter 2005, primarily due to the amortization of goodwill for tax purposes.  The Company has a $1.3 billion net operating loss that is available to shelter future taxable income in the United States, subject to certain limitations as described in the Company’s filings with the Securities and Exchange Commission (the “SEC”).

Capital expenditures for third quarter 2005 were $17.1 million.  $2.4 million of capital expenditures were related to the sheet-fed manufacturing initiative, part of the Company’s ongoing manufacturing rationalization.  Expenditures on the sheet-fed initiative now total $25.7 million of the total projected expenditure of approximately $28 million during the 2004-2006 period.

EBITDA for third quarter 2005 was $92.7 million versus $105.8 million for third quarter 2004.  Credit Agreement EBITDA for third quarter 2005 was $86.3 million versus $115.8 million for third quarter 2004.  Third quarter 2005 Credit Agreement EBITDA was impacted by $14.8 million of cash contributions made to fund the Company’s U.S defined benefit pension plans. Credit Agreement EBITDA refers to EBITDA as defined in the Company’s $1.6 Billion Credit Agreement (the “Credit Agreement”) and is a non-GAAP financial measure used to determine compliance with certain covenants thereunder.  Credit Agreement EBITDA should not be construed as an alternative to income from operations or net income as a measure of operating results or as an alternative to cash flow as a measure of liquidity.  Borrowings under the Credit Agreement are a key source of the Company’s liquidity.  A tabular reconciliation of EBITDA and Credit Agreement EBITDA to Net Income (Loss) is attached to this release.

On October 17, 2005, Graphic Packaging entered into the Second Amendment to its senior secured credit agreement.  The amendment relaxed both the required consolidated leverage ratio covenant and required interest coverage ratio covenant beginning with third quarter 2005.  Both the prior and amended covenants are outlined in the Current Report on Form 8-K filed on October 14, 2005.

Graphic Packaging Corporation intends to file its Quarterly Report on Form 10-Q for the period ended September 30, 2005 with the SEC later this week.  The Company will also host a conference call at 10:00 am (EDT) on Thursday, November 3, 2005 to discuss the results of the quarter.  To access the conference call, listeners calling from within North America should dial 800-392-9489 at least 10 minutes prior to the start of the conference call.  Listeners may also access the audio webcast at the Investor Relations section of the Graphic Packaging website: http://www.graphicpkg.com.  Replays of the call will be available for one week following the completion of the call and can be accessed by dialing 800-642-1687.

Forward Looking Statements

Statements of the Company’s expectations related to projected capital expenditures and upcoming filings with the SEC included in this release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and its present expectations. These risks and uncertainties include, but are not limited to, the Company’s ability to implement its business strategies, continuing pressure for lower cost products, increases and volatility in raw materials and energy costs, rising labor costs, our ability to pass these increased costs on to our customers, unfavorable currency translation movements and other risks of conducting business internationally, and the impact of  regulatory and litigation matters, including those that impact the Company’s ability to protect and use its intellectual property.  Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company’s periodic filings with the SEC.

About Graphic Packaging Corporation

Graphic Packaging Corporation, headquartered in Marietta, Georgia, is a leading provider of paperboard packaging solutions to multinational food, beverage and other consumer products companies. The Company’s customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products is available on the Company’s web site at http://www.graphicpkg.com.

GRAPHIC PACKAGING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Millions, Except Share Amounts)

(Unaudited)

	September 30,	December 31,
	2005	2004
ASSETS
Current Assets:
Cash and Equivalents	$9.0	$7.3
Receivables	244.3	214.9
Inventories	300.6	301.2
Prepaid Expenses	24.6	14.9
Total Current Assets	578.5	538.3
Property, Plant and Equipment, Net of Accumulated Depreciation of $1,203.1 and $1,078.7 at September 30, 2005 and December 31, 2004, respectively	1,575.4	1,649.0
Goodwill	643.2	643.4
Intangible Assets, Net of Accumulated Amortization of $74.1 and $65.1 at September 30, 2005 and December 31, 2004, respectively	159.4	166.6
Other Assets	108.8	114.0

Total Assets	$3,065.3	$3,111.3

LIABILITIES
Current Liabilities:
Short-Term Debt	$17.7	$14.2
Accounts Payable and Other Accrued Liabilities	365.8	401.8
Total Current Liabilities	383.5	416.0

Long Term Debt, Less Current Portion	2,022.4	2,011.0
Other Noncurrent Liabilities	307.9	297.4
Total Liabilities	2,713.8	2,724.4

SHAREHOLDERS’ EQUITY

Preferred Stock, par value $0.01 per share; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $0.01 per share; 500,000,000 shares authorized; 198,658,004 and 198,586,108 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	2.0	2.0
Capital in Excess of Par Value	1,169.5	1,169.2
Unearned Compensation	(0.1)	(0.4)
Accumulated Deficit	(758.1)	(709.5)
Minimum Pension Liability Adjustment	(65.2)	(65.2)
Accumulated Derivative Instruments Gain (Loss)	16.9	(9.0)
Cumulative Currency Translation Adjustment	(13.5)	(0.2)
Total Shareholders’ Equity	351.5	386.9
Total Liabilities and Shareholders’ Equity	$3,065.3	$3,111.3

GRAPHIC PACKAGING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004

Net Sales	$605.4	$617.2	$1,811.4	$1,799.4
Cost of Sales	506.8	513.0	1,559.8	1,508.1
Selling, General and Administrative	50.1	48.6	151.0	146.0
Research, Development and Engineering	2.3	2.1	7.8	6.9
Other Expense, Net	2.1	6.5	12.8	28.0
Income from Operations	44.1	47.0	80.0	110.4
Interest Income	0.1	0.1	0.4	0.3
Interest Expense	(39.2)	(38.5)	(115.5)	(112.6)
Income (Loss) before Income Taxes and Equity in Net Earnings of Affiliates	5.0	8.6	(35.1)	(1.9)
Income Tax Expense	(4.8)	(8.4)	(14.5)	(20.4)
Equity in Net Earnings of Affiliates	0.4	0.5	1.0	1.2
Net Income (Loss)	$0.6	$0.7	$(48.6)	$(21.1)

Loss Per Share - Basic	$0.00	$0.00	$(0.24)	$(0.11)
Loss Per Share - Diluted	$0.00	$0.00	$(0.24)	$(0.11)

Weighted Average Number of Shares Outstanding - Basic	198.7	198.6	198.6	198.5
Weighted Average Number of Shares Outstanding - Diluted	202.4	203.1	198.6	198.5

GRAPHIC PACKAGING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in Millions)

(Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(48.6)	$(21.1)
Noncash Items Included in Net Loss:
Depreciation and Amortization	155.2	173.0
Deferred Income Taxes	14.1	13.3
Pension, Postemployment and Postretirement Benefits
Expense, Net of Contributions	2.6	17.9
Equity in Net Earnings of Affiliates, Net of Dividends	—	(0.2)
Amortization of Deferred Debt Issuance Costs	6.1	6.5
Loss on Retirement of Assets	3.3	7.3
Other, Net	0.9	(2.4)
Changes in Operating Assets & Liabilities:
Receivables	(31.1)	(35.3)
Inventories	(6.7)	5.2
Prepaid Expenses	0.9	3.4
Accounts Payable and Other Accrued Liabilities	(27.2)	(24.0)
Other Noncurrent Liabilities	1.7	(2.1)
Net Cash Provided by Operating Activities	71.2	141.5
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of Property, Plant and Equipment	(71.9)	(103.4)
Proceeds from Sale of Assets, Net of Selling Costs	1.1	11.8
Change in Other Assets	(15.1)	(11.4)
Net Cash Used in Investing Activities	(85.9)	(103.0)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing under Revolving Credit Facilities	396.1	452.7
Payments on Revolving Credit Facilities	(379.4)	(473.5)
Payments on Debt	(0.9)	(9.9)
Other	0.8	0.4
Net Cash Provided by (Used in) Financing Activities	16.6	(30.3)
Effect of Exchange Rate Changes on Cash	(0.2)	0.2
Net Increase in Cash and Equivalents	1.7	8.4
Cash and Equivalents at Beginning of Period	7.3	17.5
Cash and Equivalents at End of Period	$9.0	$25.9

Reconciliation of Non-GAAP Financial Measures

The table below sets forth the Company’s earnings before interest expense, income tax expense, equity in the net earnings of the Company’s affiliates, depreciation and amortization (“EBITDA”), and “Credit Agreement EBITDA,” which is a financial measure that is used in the Company’s Senior Secured Credit Agreement. Since entering into its Senior Secured Credit Agreement, the Company has disclosed its Credit Agreement EBITDA in quarterly earnings releases, but is also disclosing EBITDA in this release because the Company believes EBITDA is also an important measure of its performance. Neither EBITDA nor Credit Agreement EBITDA is a defined term under accounting principles generally accepted in the United States and should not be considered as an alternative to income from operations or net income as a measure of operating results or cash flows as a measure of liquidity.

Credit Agreement EBITDA differs from EBITDA in that in addition to adjusting net income to exclude interest expense, income tax expense, equity in the net earnings of the Company’s affiliates and depreciation and amortization, Credit Agreement EBITDA also adjusts net income by excluding certain other items and expenses, as specified below. The Company’s definition of Credit Agreement EBITDA may differ from that of other similarly titled measures at other companies. The Senior Secured Credit Agreement requires the Company to comply with a specified consolidated debt to Credit Agreement EBITDA leverage ratio and a specified Credit Agreement EBITDA to consolidated interest expense ratio for specified periods, (as described in the Company’s reports filed with the SEC).

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Amounts in Millions)	2005	2004	2005	2004
Net Income (Loss)	$0.6	$0.7	$(48.6)	$(21.1)
Add (Subtract):
Income Tax Expense	4.8	8.4	14.5	20.4
Equity in Net Earnings of Affiliates	(0.4)	(0.5)	(1.0)	(1.2)
Interest Expense, Net	39.1	38.4	115.1	112.3
Depreciation and Amortization	48.6	58.8	155.2	173.0

EBITDA	92.7	105.8	235.2	283.4

Credit Agreement Adjustments (A)	(6.4)	10.0	18.0	32.9

Credit Agreement EBITDA (B)	$86.3	$115.8	$253.2	$316.3

Notes:

(A) Credit agreement adjustments include non-cash charges for pension, postretirement and postemployment benefits, write-down of assets, and merger related expenses deducted in determining net income and dividends from equity investments.

(B) Credit Agreement EBITDA is calculated in accordance with the definitions contained in the Company’s Senior Secured Credit Agreement. Credit Agreement EBITDA is defined as consolidated net income before consolidated interest expense, non-cash expenses and charges, total income tax expense, depreciation expense, expense associated with amortization of intangibles and other assets, non-cash provisions for reserves for discontinued operations, extraordinary, unusual or non-recurring gains or losses or charges or credits, gain or loss associated with sale or write-down of assets not in the ordinary course of business, and any income or loss accounted for by the equity method of accounting.

GRAPHIC PACKAGING CORPORATION

Unaudited Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
2004
Net Tons Sold (000’s):
Paperboard Packaging	457.2	483.4	489.7	456.8
Containerboard/Other	58.1	61.8	64.4	64.6
Total	515.3	545.2	554.1	521.4

Net Sales ($ Millions):
Paperboard Packaging	$557.3	$583.9	$590.7	$559.3
Containerboard/Other	18.6	22.4	26.5	27.8
Total	$575.9	$606.3	$617.2	$587.1

2005
Net Tons Sold (000’s):
Paperboard Packaging	452.2	491.8	473.9
Containerboard/Other	55.1	51.6	47.4
Total	507.3	543.4	521.3

Net Sales ($ Millions):
Paperboard Packaging	$559.0	$600.3	$585.9
Containerboard/Other	24.0	22.7	19.5
Total	$583.0	$623.0	$605.4